Exhibit 5.1

Matthew J. Aplington

Vice President, Chief Legal Officer

and Assistant Corporate Secretary

February 12, 2024

Spire Inc.

700 Market Street

St. Louis, Missouri 63101

Re:	Registration Statement on Form S-3

Registration No. 333-264799

Ladies and Gentlemen:

I am Vice President, Chief Legal Officer and Assistant Corporate Secretary of Spire Inc., a Missouri corporation (the “Company”), and have served in that capacity in connection with the registration, pursuant to a Registration Statement on Form S-3, as amended (Registration No. 333-264799) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the offering and sale of $350,000,000 aggregate principal amount of the Company’s 5.300% Senior Notes due 2026 of which (i) $175,000,000 aggregate principal amount thereof were offered and sold by the selling securityholders named in Exhibit A to the Underwriting Agreement referenced below (the “Selling Securityholders” and such Notes, the “Secondary Notes”) and (ii) $175,000,000 aggregate principal amount thereof were issued, offered and sold by the Company (the “Primary Notes” and, together with the Secondary Notes, the “Notes”). The Primary Notes were issued and sold by the Company pursuant to the terms of an underwriting agreement, dated February 5, 2024 (the “Underwriting Agreement”), by and among the Company, the Selling Securityholders and the several underwriters named in Exhibit B thereto (collectively, the “Underwriters”). The Secondary Notes were issued and sold by the Company to the Selling Securityholders pursuant to the Securities Purchase and Registration Rights Agreement, dated February 5, 2024 (the “SPRRA”), by and among the Company and the several purchasers named in Schedule A thereto and were sold by the Selling Securityholders to the Underwriters pursuant to the Underwriting Agreement. The Notes were issued under an Indenture (For Unsecured Debt Securities), dated as of August 19, 2014, between the Company and Regions Bank (as successor in interest to UMB Bank & Trust, N.A.), as trustee (the “Trustee”), as previously amended or supplemented prior to the date hereof (as so amended or supplemented, the “Base Indenture”), and as to be further amended or supplemented by the Third Supplemental Indenture thereto, dated as of the date hereof, between the Company and the Trustee (the “Supplemental Indenture” and the Base Indenture, as amended or supplemented by the Supplemental Indenture, the “Indenture”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

I have reviewed the Registration Statement, the Indenture, the forms of global securities representing the Notes, the SPRRA, and the Underwriting Agreement. In addition, I have examined originals or certified copies of the resolutions adopted by the Board of Directors of the Company authorizing the issuance and sale of the Notes and such other corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as I have deemed appropriate for purposes of this letter. I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all copies submitted to me as conformed, certified or reproduced copies.

As to various questions of fact relevant to this letter, I have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which I assume to be true, correct and complete.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, I am of the opinion that:

1. The Company is a validly existing as a corporation in good standing under the laws of the State of Missouri.

2. The Company has the corporate power and authority to issue the Notes, and the Notes have been duly authorized, executed and delivered by the Company.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	I express no opinion as to the laws of any jurisdiction other than the laws of the State of Missouri.

B.

This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. I undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

I hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K filed by the Company with the Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the use of my name in the Prospectus dated May 9, 2022 and the Prospectus Supplement relating to the offering of the Notes, dated February 5, 2024, forming a part of the Registration Statement and under the caption “Legal Matters.” In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Matthew J. Aplington
Matthew J. Aplington

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